Exhibit 99.1

News release	22 April 2010

Q1 2010 Results

Key Highlights

•                  Total subscribers increased by 2,112 to 743,759 (compared with Q4 2009);

•                  MyStar penetration increased 9%, to 144,256 subscribers (compared with Q4 2009);

•                  Total ARPU increased 5% to $83.85;

•                  Churn improved 13bps to 1.39% from 1.52%;

•                  Revenue increased 7% to $174 million;

•                  Operating Expenses decreased 2% to $35 million;

•                  OCF(1) increased 10% to $60 million;

•                  Profit before interest and tax increased 22% to $34 million; and

•                  Available liquidity increased 59% to $129 million.

All comparisons are for the three months ended 31 March 2010 (compared to the same period in 2009, unless otherwise stated)

Austar United Communications (“AUSTAR”, ASX: AUN) today released its unaudited results for the quarter ended 31 March 2010.

Total television subscribers grew to 743,759, following a net subscriber gain for the quarter of 2,112, an increase compared with the first quarter in 2009. Meanwhile customer churn, which historically increases in the first quarter, decreased from 1.52 percent in the first quarter of 2009 to 1.39 percent. Total ARPU increased five percent compared with the previous corresponding quarter, ending the first quarter at $83.85. MyStar subscribers increased nine percent compared with the fourth quarter in 2009 to end the period at 144,256. Over 24 percent of residential subscribers now enjoy the benefits of MyStar, with 22 percent of this group taking MyStar HD.

Chief Executive Officer, Mr John Porter, said: “The first quarter is seasonally slower for the industry and this is reflected in our subscriber figure. However our customers are even more satisfied with their AUSTAR service and as such we’ve seen a substantial reduction in churn compared with the two previous corresponding periods as well as a significant increase in ARPU. I’m also pleased with the continued growth in MyStar HD. These customers are our biggest advocates, with 90 percent saying they’d recommend the product to a friend.”

“The launch of a range of additional broadcast channels and the increase in time-shifting devices such as MyStar has showcased the benefits of multi-channel television to consumers. This has led to an increase in AUSTAR viewing across all homes, with recent RegTam figures showing that subscription television ratings have continued to increase in the first quarter.”

Operating Cash Flow(1) (OCF) for the quarter increased by ten percent to $60 million compared to the previous corresponding period, reflecting a seven percent increase in revenue to $174 million and a two percent decrease in operating expenses to $35 million.  Profit before interest and tax was $34 million, a 22 percent increase on the first quarter of 2009. Cash capital expenditure decreased eight percent to $30.8 million for the quarter. Free Cash Flow increased 63 percent to $10.1 million.

Available liquidity ended 31 March had increased 59 percent to $129 million.

Mr Porter said: “These results have demonstrated that AUSTAR has a unique ability to increase profitability in periods of moderate subscriber growth. 2009 was a significant period of investment, and in 2010 we’re starting to reap the benefits of that, with higher ARPU, Gross Margin and Cash Flow.”

AUSTAR also released its Annual Report and Notice of Meeting for the Annual General Meeting, to be held on 27 May 2010. Among the resolutions, shareholders have been asked to indicate support for several capital management options.

Mr Porter concluded: “Our customers are benefitting from great product offerings and a range of quality content being offered by the channels. 2010 will be an exciting year for AUSTAR and its customers, as we launch new channels and new ways for our subscribers to access AUSTAR content with our online and on-demand products, AUSTAR AnyWhere and AUSTAR AnyTime, throughout the year.”

-ENDS-

Notes:

(1)  Operating Cash Flow — previously described as EBITDA and is defined as Revenue, less Operating Expenses,  excluding stock based compensation, Foreign Exchange, Depreciation, Amortisation, provisions for litigation, impairment and restructuring.

Non-GAAP measures — Operating Cash Flow and Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G.  For related definitions and reconciliations, see the Investor Relations section of the Liberty Global, Inc. website (http://www.lgi.com). Liberty Global, Inc. is our controlling shareholder.

For further information contact:

Deanne Weir Group Director, Corporate Development +61 2 9295 0103 / 0402 865 300 dweir@austar.com.au	Emma Rackley Group Manager, Corporate Affairs +61 2 9394 9806 or 0422 823 000 erackley@austar.com.au

Austar United Communications (AUSTAR)

www.austarunited.com.au

AUSTAR (Australian Stock Exchange “AUN”) is a leading provider of subscription television services in regional and rural Australia, with more than 740,000 customers enjoying principally satellite digital television services. Internet and mobile telephony services complete AUSTAR’s product offering. AUSTAR is also a significant provider of programming in the Australian television market through its 50% owned joint venture, XYZnetworks, which owns and/or distributes Nickelodeon, Nick Jr, Discovery Channel, Channel [V], [V]Hits, MAX, Arena, The Lifestyle Channel, Lifestyle Food, LifeStyle You, CountryMusic Channel and The Weather Channel. Liberty Global, Inc., the largest international broadband cable operator in terms of Subscribers, holds an indirect controlling stake in AUSTAR.